Exhibit 10.7

Director Compensation
The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation(1)
Board Chairman Annual Retainer	$145,000
Board Member Annual Retainer (other than Board Chairman)	$75,000
Committee Chairman Annual Retainer	$25,000 Audit Committee $15,000 all other Committees(2)
Technology Liaison Annual Retainer	$10,000
Share-based Compensation	Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units ("RSUs") awarded.
An annual award of $115,000 in RSUs following the Annual Shareholder Meeting. $115,000 in RSUs if joining the Board within six months after the prior Annual Shareholder Meeting, $57,500 in RSUs if joining more than six months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.
All awards have a 1-year vesting period.
Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage
(1) Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting. Non-employee Directors may elect to defer cash compensation into RSUs.
(2) The Executive Committee Chair is not paid an Annual Retainer.

Last Revision Date: May 25, 2022